Exhibit 10.15

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”), effective April 20, 2009, is made and entered into by and between Eric K.Y. Chan, having an address at 93 Bayview Drive, San Carlos, CA 94070 (“Consultant”) and Cardima, Inc., having its principal offices at 47266 Benicia Street, Fremont, CA 94538, a Delaware Corporation, (“Cardima”), and is based upon the following:

1.             CONSULTING SERVICES
Consultant shall provide consulting services (“Consulting Services”) to Cardima as may be directed by Cardima’s CEO or Chairman of the Board of Directors.

The scope of the Consulting Services may be changed, from time to time, at the discretion of Cardima’s CEO or Chairman.

2.             TERM
The term of this Consulting Agreement shall be for twelve months, commencing on the effective date (“Consulting Period”).  Extensions of this Consulting Agreement shall be permitted upon written mutual consent.  This Consulting Agreement may be terminated at any time with or without cause and with or without explanation; provided, however, that in the event this Consulting Agreement is terminated pursuant to this paragraph 2, then the Company agrees to pay to Consultant any consulting fees which have not yet been paid under this Consulting Agreement.

3.             CONSULTING Agreement Initiation and Completion Fees
Cardima shall pay Consultant at the rate of $120,000.00.  As agreed to by the Consultant and the Chairman of the Board, Cardima will pay $100,000.00 Consulting Agreement Initiation Fee on the eighth day following the Effective Date of the Letter Agreement and Release of Claims, with the remaining $20,000.00 Consulting Agreement Completion Fee to be paid on the last day of the Consulting Period on the condition that the Consulting Services have been performed to the satisfaction of Cardima’s CEO or Chairman.

Out-of-pocket expenses including local travel and phone calls shall be paid for by Consultant.  Cardima shall reimburse Consultant for any pre-approved out-of-area travel.  Once approved, Consultant is responsible for making his own travel and lodging arrangements, which arrangements shall be handled in the most cost-effective, efficient way possible.  Consultant shall submit to Cardima his invoices reflecting any such out-of-pocket expenses as promptly as possible after such expenses are incurred.

4.             TAXATION
Consultant understands and agrees that the Company shall issue an IRS Form 1099 relating to the payments made during the Consulting Period, and Consultant understands that he is responsible for paying any and all taxes incurred or owed as a result of any compensation paid to him during the Consulting Period.  Consultant further agrees to indemnify Cardima and hold Cardima harmless to the extent of any obligations imposed by law on Cardima to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made to consultant by Cardima under this Consulting Agreement.

5.             CONFIDENTIAL INFORMATION
Consultant’s rendering of services to Cardima creates a relationship of trust and confidence between Cardima and Consultant.  During and after Consultant’s rendering of services to Cardima, Consultant will not use or disclose or allow anyone else to use or disclose any confidential information or knowledge relating to Cardima, its employees, products, suppliers or customers, except as may be necessary in the performance of Consultant’s work for Cardima or as may be authorized in advance by appropriate officials of Cardima.

Consultant will not disclose directly or indirectly to any third party or parties any information or knowledge Consultant may acquire with respect to innovations, business strategies, financial information, employee lists, customer lists, inventories, designs, methods, systems, improvements, trade secrets, or other private or confidential matters of Cardima (“Confidential Information”) without Cardima’s prior written consent.

6.	OWNERSHIP OF INVENTIONS
All inventions, discoveries, and improvements, related to Cardima’s Confidential Information conceived or reduced to practice or otherwise developed by Recipient or Recipient’s employees during the course of work under this Consulting Agreement (”Developments”), shall be the sole and exclusive property of Cardima.  Consultant and Consultant’s employees hereby agree to assign to Cardima or its designee, without further consideration, Consultant’s and Consultant’s employees’ entire right, title, and interest in and to Developments.  Consultant and Consultant’s employees shall disclose promptly and in writing to Cardima all Developments made by Consultant or Consultant’s employees.  Consultant and Consultant’s employees shall assist Cardima (at Cardima’s expense) to obtain and enforce any and all proprietary rights relating to Developments, including patents, trademarks, copyrights and mask work rights.

The foregoing obligations relating to Developments shall survive expiration or termination of this Consulting Agreement for any reason.

7.             CONFLICT OF INTEREST
Consultant represents that Consultant has no other agreements or commitments which would hinder Consultant’s performance of obligations under this Consulting Agreement, and that Consultant will not enter into any such agreements.

8.             CONSULTANT’S WORK FOR OTHERS
Consistent with the obligations set forth in this Consulting Agreement, including without limitation those described in paragraph 9 below, Consultant may perform services for, or accept engagements by, additional persons or companies as Consultant sees fit, so long as such activities do not interfere with the services he is providing to the Company under this Consulting Agreement.

9.             NO SOLICITATION DURING CONSULTING PERIOD
Consultant agrees that during the Consulting Period, he will not, voluntarily or involuntarily, directly or indirectly, for any reason whatever, individually or on behalf of persons not now parties to this Consulting Agreement, or as a partner, stockholder, director, officer, principal, agent, employee or in any other capacity or relationship, by his own account or for the benefit of any other person:

(a)           Solicit, induce, recruit or encourage any of the Company’s employees to leave their employment with the Company.

(b)           Solicit, induce or encourage any of the Company’s customers to cease doing business with the Company, or take any action that would interfere with contractual arrangements or relationships between the Company and any of its customers.

10.           RETURN OF COMPANY MATERIALS
Upon termination of Consultant’s services to Cardima, Consultant will promptly return to Cardima, and will not take with Consultant or use, all items of any nature that belong to Cardima.

11.           STATUS AS CONSULTANT
Consultant understands and agrees that Consultant is an independent contractor and that Consultant is not an agent or employee of Cardima and has no authority to bind Cardima by contract or otherwise.

12.           ASSIGNMENT
Consultant agrees that Consultant may not assign this Consulting Agreement or delegate duties herein without Cardima’s prior written consent.

13.           DISPUTE RESOLUTION
If any dispute concerning interpretation or application of this Consulting Agreement arises which cannot be resolved by mutual discussion between the Company and Consultant, then each of the parties agrees to submit such dispute to confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services (JAMS) or such other arbitration services the Company and Consultant agree upon.  The Parties acknowledge that by agreeing to this arbitration procedure, each waives the right to resolve any such dispute through a trial by judge, jury or administrative proceeding.  The Company will be responsible for paying any filing fees and costs associated with the arbitration proceeding itself (for example, arbitrator’s fees, conference room, transcripts), but not the cost of any attorneys or experts hired by the Parties.  The Company and Consultant agree that this promise to arbitrate covers any dispute arising out of or relating to this Consulting Agreement, the termination thereof, the consulting services provided by Consultant during the Consulting Period, and any other claims concerning the validity, interpretation, effect or violation of this Consulting Agreement.  The arbitrator, and not a court, shall be authorized to determine whether the provisions of this Paragraph 13 apply to a dispute, controversy or claim sought to be resolved in accordance with this arbitration procedure, and the arbitrator shall issue a written arbitration decision which includes the essential findings and conclusions and a statement of the award.  Nothing in this Paragraph 13 shall prevent either the Company or Consultant from seeking injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, in accordance with applicable law.  The arbitration shall be conducted in Alameda County, California, unless otherwise mutually agreed.

14.           CONSTRUCTION AND PARTIAL INVALIDITY
(a)           The Company and Consultant agree that the language of this Consulting Agreement shall, for any and all purposes, be construed as a whole, according to its fair meaning, not strictly for or against the Company or Consultant, and without regard to the identity or status of any person or persons who drafted all or any part of this Consulting Agreement.

(b)           The parties intend that the covenants, agreements and representations ("Covenants") contained in the provisions of this Consulting Agreement shall be deemed to be a series of separate Covenants.  If, in any proceeding, an arbitrator (or court) shall refuse to enforce all of the separate Covenants deemed included in the provisions of this Consulting Agreement, then such unenforceable Covenants shall be deemed eliminated from the provisions of this Consulting Agreement for the purposes of such proceeding to the extent necessary to permit the remaining separate Covenants to be enforced in such proceeding.  If any one or more of the Covenants contained in this Consulting Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity, subject, or for any other reason, it will be construed by limiting it and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then appears in order to carry out the intent of the parties to the greatest possible extent.  If any provision of this Consulting Agreement is for any reason not described in the preceding sentence held to be unenforceable, it will be construed in such a fashion so as to be enforceable to the extent compatible with the applicable law as it then appears in order to carry out the intent of the parties to the greatest possible extent.

IN WITNESS WHEREOF, the parties have duly executed this Consulting Agreement this 20 day of April, 2009.

Consultant:	Company: CARDIMA, Inc.

Requester
By:
/s/ Eric Chan	/s/ Tony Shum

Chairman of the Board

3